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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) March 23, 2001.


                                 USG Corporation
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             (Exact name of registrant as specified in its charter)

                         Commission File Number: 1-8864


            Delaware                                            36-3329400
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(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                               Identification No.)

125 South Franklin Street, Chicago, Illinois                   60606-4678
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  (Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code            (312) 606-4000
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         Item 5.  OTHER EVENTS.


Business Update

         Conditions in the U. S. wallboard market, USG's largest single market, continue to be very difficult. Industry shipments for the first quarter are expected to be slightly below the level of last year. Demand for wallboard has been impacted by slightly lower housing starts, sluggish repair and remodeling expenditures and winter weather, which has been worse in many parts of the country than the weather experienced in the first quarter of 2000.

         In addition to the lower demand, industry capacity will have increased an estimated 10 percent versus the level of the first quarter last year. Several competitors have added new capacity and are seeking to grow their market share. Current industry operating rates are estimated to be approximately 80 percent.

         The excess supply and increased competition have led to significant declines in market prices for gypsum wallboard, including United States Gypsum Company's SHEETROCK brand gypsum wallboard. U.S. Gypsum's nationwide average realized price per thousand square feet (the selling price less freight to the customer) of wallboard is currently near $90 and remains under pressure. An effort to retain a price increase implemented in January was largely unsuccessful. The current price level compares with an average realized price of $99.32 in the fourth quarter, and $159.80 in the first quarter, of 2000. At current shipment levels, every $10 drop in price reduces USG operating profit by $90 to $100 million on an annualized basis.

         The lower levels of demand and prices for wallboard have also contributed to lower revenues and margins at USG's specialty building products distribution subsidiary, L&W Supply Corporation. Nearly half of L&W's sales come from gypsum wallboard. Profit margins on wallboard sold by L&W have declined between $10 and $15 per thousand square feet during the quarter compared to levels experienced in the first quarter of 2000.

         Production of gypsum wallboard and ceiling tile products is energy intensive, and market prices for energy, including natural gas and electric power, have been significantly higher in the first quarter than in the same period a year ago. This has negatively affected operating margins at both U.S. Gypsum and USG Interiors business units.

         It is USG's practice to hedge its natural gas purchases, and as the Corporation entered 2001, it was 60 percent hedged, as it has been in previous years. By March, the hedge ratio was increased to 75 percent in accordance with the Corporation's hedging policy. Higher gas prices in January and


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February combined with only 60% of gas consumption being hedged, and the impact of higher gas usage in winter, resulted in a $6 per thousand square foot manufacturing cost penalty versus the fourth quarter of 2000. Energy costs are expected to remain above those of last year for at least the next quarter, but the cost penalty did begin to abate in March with a decline in spot prices for natural gas.

Asbestos

         In asbestos liability matters, new personal injury cases were filed against U.S. Gypsum during first two months of 2001 at approximately the same average monthly rate that was experienced in the fourth quarter of 2000.

         As anticipated, U.S. Gypsum has experienced higher settlement demands and asbestos costs, primarily due to the bankruptcy of other defendants.

         The Corporation has recently taken a leadership role in pursuing legislation to address problems associated with the asbestos litigation. Although discussions have occurred with several key constituencies, no proposed bill has yet been offered in Congress.

Forward Looking Statements

         This Form 8-K filing contains forward-looking statements related to management's expectations about future business conditions. Actual business or other conditions may differ significantly from management's expectations and accordingly affect the Corporation's sales and profitability or other results. Actual results may differ due to factors over which the Corporation has no control, including economic conditions such as construction activity, interest rates and consumer confidence; competitive conditions such as price and product competition; and increases in raw material and energy costs. Additional information about the factors that affect the Corporation's financial results is included in the Corporation's SEC filings. The Corporation assumes no obligation to update the forward-looking information contained in this filing.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               USG CORPORATION
                                               Registrant


Date: March 23, 2001                      By:  /s/ Richard H. Fleming
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                                          Its:  Executive Vice President
                                                and Chief Financial Officer